Exhibit 5.1

300 North LaSalle
Chicago, IL 60654
United States

+1 312 862 2000	Facsimile: +1 312 862 2200

www.kirkland.com

February 23, 2024

Carvana Co.
300 E. Rio Salado Parkway
Tempe, AZ 85281

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to Carvana Co., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,284,784 shares of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), together with the Preferred Stock Purchase Rights (the “Rights” and, together with the Shares, the “Securities”) associated therewith, under the Carvana Co. 2017 Omnibus Incentive Plan (as amended on June 5, 2017, August 22, 2017 and May 1, 2023, the “Omnibus Plan”), including Shares that may again become available for delivery with respect to awards under the Omnibus Plan pursuant to the share counting, share recycling and other terms and conditions of the Omnibus Plan. The terms of the Rights are set forth in the Amended and Restated Section 382 Rights Agreement, dated as of July 18, 2023 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC, as rights agent.

In reaching the opinions set forth herein, we have examined such documents, records, certificates, resolutions and other instruments as we have considered necessary or advisable for purposes of this opinion letter, including (i) the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation, (ii) minutes and records of the corporate proceedings of the Company, including certain resolutions adopted by the Board of Directors of the Company (the “Board”), (iii) the Omnibus Plan, (iv) the Rights Agreement, and (v) the Registration Statement and the exhibits thereto.
For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies, (iii) the legal capacity of all natural persons, (iv) the genuineness of all signatures, (v) the authority of all persons signing all documents submitted to us on behalf of the parties thereto, (vi) that all information contained in all documents reviewed by us is true, correct and complete, (vii) that the Shares will be issued in accordance with the terms of the Omnibus Plan, and (v) that the
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Carvana Co.
February 23, 2024

Rights will be issued in accordance with the terms of the Rights Agreement. We have not independently established or verified any facts relevant to our opinion expressed herein, but have relied upon statements and representations of officers or other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein and having due regard for the legal considerations we deem relevant, we are of the opinion that:
1. the Shares are duly authorized and when (i) the Registration Statement becomes effective under the Act, and (ii) the Shares are issued in accordance with the terms of the Amended and Restated Certificate of Incorporation, the Omnibus Plan and the instruments executed thereunder, the Shares will be validly issued, fully paid and non-assessable; and
2. the Rights associated with the Shares are duly authorized and when (i) the Registration Statement becomes effective under the Act, (ii) such associated Shares are issued as set forth in paragraph 1 above, and (iii) the Rights have been issued in accordance with the Rights Agreement, the Rights will be validly issued.
With respect to our opinion concerning the Rights in paragraph 2 above, we express no opinion regarding the Rights Agreement or whether or not the Board in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent with its fiduciary duties under applicable law, and such opinion is based upon the assumption that such adoption and issuance were consistent with such duties. Furthermore, this opinion does not address the determination a court may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or the purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.
We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in its Amended and Restated Certificate of Incorporation exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances of the Shares by at least the number of Shares

Carvana Co.
February 23, 2024

and we have assumed that such condition will remain true at all future times relevant to this opinion.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP